Mail Stop 3030
                                                               February 7, 2019


     Via E-mail
     John Lai
     President
     PetVivo Holdings, Inc.
     5251 Edina Industrial Blvd
     Edina, Minnesota 55439

            Re:      PetVivo Holdings, Inc.
                     Form 10-K for the Fiscal Year Ended March 31, 2018 Filed August 13, 2018
                     Form 10-K for the Fiscal Year Ended March 31, 2017 Filed December 13, 2017
                     File No. 000-55167

     Dear Mr. Lai:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Kevin J.
Kuhar

                                                               Kevin J. Kuhar
                                                               Accounting
Branch Chief
                                                               Office of
Electronics and Machinery